Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Prospectus Summary – Recent Developments” and “Experts” and to the incorporation by reference in this Amendment No.1 to the Registration Statement on Form F-1 of XORTX Therapeutics Inc. (the “Company”), of our report dated April 1, 2024, on the consolidated statements of financial position of the Company as of December 31, 2023, and the related consolidated statements of loss and comprehensive loss, changes in shareholders’ equity, and cash flows for the years ended December 31, 2023 and 2022, and the related notes, included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2024 filed with the Securities and Exchange Commission.

/s/ Smythe LLP

Chartered Professional Accountants

Vancouver, Canada

February 12, 2026